RESPONSE TO ITEMS 77.C. and 77.M.

Results of Special Shareholder Meetings

At a meeting held on July 13, 2012, shareholders of Thrivent Partner Utilities Portfolio, Thrivent Mid Cap Growth Portfolio II, Thrivent Large Cap Growth Portfolio II, Thrivent Partner International Stock Portfolio and Thrivent Partner Socially Responsible Bond Portfolio (the “Target Funds”) approved the merger of the Target Funds into the Portfolios shown below (the “Acquiring Funds”).

Target Funds		Acquiring Funds
Partner Utilities	>	Diversified Income Plus
Mid Cap Growth II	>	Mid Cap Growth
Large Cap Growth II	>	Large Cap Growth
Partner International Stock	>	Partner Worldwide Allocation
Partner Socially Responsible Bond	>	Income

Shares cast for, to withhold, against, or to abstain are set forth as follows:

Partner Utilities:

For:	1,303,746.901
Against:	57,440.705
Abstain:	50,175.474

Mid Cap Growth II:

For:	1,702,842.668
Against:	20,492.025
Abstain:	47,537.447

Large Cap Growth II:

For:	1,798,376.023
Against:	23,131.743
Abstain:	90,401.184

Partner International Stock:

For:	71,008,649.856
Against:	2,062,519.508
Abstain:	2,603,983.245

Partner Socially Responsible Bond:

For:	999,525.963
Against:	81,872.833
Abstain:	29,254.645

The merger occurred at the close of business on July 27, 2012.